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FOR IMMEDIATE RELEASE


                     CROWN MEDIA POSTPONES STOCKHOLDER VOTE
                             ON ACQUISITION OF FILMS


GREENWOOD VILLAGE, CO. - JUNE 8, 2001 - Crown Media Holdings, Inc. (Nasdaq:
CRWN) announced today that it has received a complaint filed by a person claiming to be a stockholder regarding Crown Media Holdings' proposed purchase of approximately 700 film titles and related property and rights from Hallmark Entertainment Distribution, LLC. The complaint apparently was filed on June 6th before the 2001 Annual Meeting of stockholders, which was held on June 7th. A vote on the acquisition of the films has been postponed until later in June, 2001, so that stockholders may be informed of this development.

The complaint, purportedly filed as a class action on behalf of holders of the Company's Class A common stock, was brought against Crown Media Holdings, its directors, Hallmark Cards, Inc., Hallmark Entertainment Distribution, LLC and Hallmark Entertainment, Inc. for damages, rescission or other relief. The complaint alleges that the proposed acquisition of the films is the product of an unfair process designed to advantage Hallmark Cards, Inc. as the controlling stockholder, that the price being paid to Hallmark Cards is not entirely fair and that the proxy statement failed to make certain disclosures.

The transaction was approved by an independent committee of Crown Media Holdings' Board of Directors consisting of directors independent of Hallmark Entertainment. The independent committee believes that the films transaction is fair to and in the best interests of Crown Media Holdings and its stockholders, other than Hallmark Entertainment and its affiliates. Salomon Smith Barney Inc. acted as the financial advisor to the special committee and delivered its opinion to the effect that, as of the date of its opinion, the consideration to be paid by Crown Media Holdings is fair, from a financial point of view, to the Company. The independent committee believes that the films transaction is important to the Company for a number of reasons, including increasing the scale and diversification of Crown Media Holdings, reducing the time needed to reach its goal of a breakeven point in its EBITDA, and facilitating the Company's ability to execute both equity and debt offerings in the future.

ABOUT CROWN MEDIA HOLDINGS, INC.
Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes two cable channels: the Odyssey Network, scheduled to become the Hallmark Channel on August 6 in the United States, and the Hallmark Channel in more than 100 international markets. The combined channels have nearly 68 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., EM.TV & Merchandising AG (parent company of The Jim Henson Company), the National Interfaith Cable Coalition and J. P. Morgan Partners (BHCA), L. P.



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FOR ADDITIONAL INFORMATION AT CROWN MEDIA, PLEASE CONTACT:

INVESTOR RELATIONS:                            MEDIA:
Mary Ellen Adipietro                           Don Ciaramella
Lippert/Heilshorn & Associates                 The Lippin Group
212-838-3777                                   212-986-2354
mary@lhai.com                                  don@lippingroup.com

                                               Elissa Grabowski
                                               Lippert/Heilshorn Associates
                                               212-838-377 7189
                                               elissa@lhai.com